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         		                                                        EXHIBIT A
               WATERHOUSE INVESTOR SERVICES, INC. AND SUBSIDIARIES
           COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES


                                      Six Months Ended      Six Months Ended
                                      February 28, 1995     February 28, 1994
                                    Primary Fully Diluted Primary Fully Diluted
                                    -------  ------------ ------- -------------
Number of common shares
outstanding at beginning of period   9,401,438 9,401,438  9,396,948  9,396,948

Weighted average number
of common shares issued pursuant
to the exercise of stock options       --          --	       1,955       1,963

Weighted average number of common shares
issuable assuming full conversion
of 6% convertible subordinated notes  --      1,658,120         --     721,748

Weighted average number of common
shares held in treasury              (250,002)  (250,002)   (250,002)  (250,002)

Common shares issuable assuming stock
options outstanding were exercised at the
beginning of the period with applicable
proceeds used to purchase treasury stock
at the average market price during
the period                            16,436     50,572      19,180      19,180
                                     -------    -------     -------     -------
Weighted average number of common
and common equivalent shares
outstanding at end of period       9,167,872 10,860,128   9,168,081   9,889,837
                                  ========== ==========  ==========   ==========
Earnings applicable for
common shares                     $7,703,904 $8,547,804  $9,988,410 $10,349,410

Earnings per common and common
equivalent shares                      $ .84      $ .79       $1.09       $1.05

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